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                                                                      EXHIBIT 11



                                      NABI
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             Three Months Ended      Nine Months Ended
                                                                September 30,           September 30,
                                                            --------------------    --------------------
                                                               1996       1995        1996       1995
                                                            ---------    -------    ---------  ---------
Net income (loss)                                           $  1,095   $ (2,709)    $  3,222   $ (7,068)
                                                            ========   ========     ========   ========

Weighted average number of common  shares
   outstanding during the period                              34,542     33,643       34,321     33,518

Add dilutive effect of common stock equivalents:

  Stock options and warrants (as determined by the
   application of the treasury stock method)                   1,006         --        1,359         --
                                                            --------   --------     --------   --------

Weighted average number of shares and common
   share equivalents used in primary earnings
     per share computations                                   35,548     33,643       35,680     33,518
                                                            ========   ========     ========   ========
Earnings (loss) per share                                      $0.03   $  (0.08)    $   0.09   $  (0.21)
                                                            ========   ========     ========   ========




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